Exhibit 10.2

Execution Version

Endo, Inc.

9 Great Valley Parkway

Malvern, PA 19355

March 13, 2025

Scott Hirsch

[***]

Re: Transition Arrangement in Connection with Anticipated Combination

Dear Scott:

As you are aware, Endo, Inc. (the “Company”) is entering into a Transaction Agreement with Mallincrodt Pharmacenuticals plc (“Macaw” and, such agreement, the “Transaction Agreement”) pursuant to which Macaw and the Company will combine their businesses (the “Combination”). At the time the Combination becomes effective (the “Combination Effective Time”) and after giving effect to the Combination, Macaw will own all of the outstanding shares of the surviving company. The purpose of this letter is to set forth certain understandings between you and the Company regarding a transition arrangement with the Company in the event that the Combination is consummated and you are not retained or appointed as chief executive officer of the Combined Company following the Combination. Reference is hereby made to that certain Employment Offer Letter between you and the Company dated as of August 26, 2024, as amended by that certain letter between you and the Company dated January 6, 2025 (together, your “Employment Agreement”).

You understand that it is currently anticipated that Mr. Sigurdur Olafsson is expected to serve as the chief executive officer of the Combined Company following the Combination. To the extent that the Combination Effective Time occurs after August 15, 2025, Section 3 of your Employment Agreement shall no longer be in effect; provided that, for the avoidance of doubt, if the Combination Effective Time occurs prior to August 15, 2025, you shall receive the amounts described in the last sentence of Section 3 of your Employment Agreement, in addition to the payments described in this letter agreement. In addition, the Company agrees that notwithstanding anything in Section 3 of your Employment Agreement, the Company will continue the term of your employment until the Combination Effective Time and, with mutual agreement, may continue your employment in a transition capacity for another 30 days following the Combination Effective Time. In the event that (i) your employment with the Company is terminated by the Company without Cause (as defined in your Employment Agreement) upon or after the Combination Effective Time or (ii) you resign your employment with the Company for Good Reason (defined below) following the Combination Effective Time, in either case, then the Company shall provide to you, subject to your (x) entering into and not revoking a release of claims against the Combined Company in a form reasonably satisfactory to the Combined Company and (y) entry into the non-compete agreement contemplated below, and (z) continued compliance with such agreement and with the restrictive covenants set forth in your Employment Agreement, termination payments as follows: (i) continued payment of your current monthly base salary (equal to $750,000 per month) for 12 months following such termination of employment, to be made through the Company’s normal payroll system and subject to all applicable tax withholdings and deductions, and (ii) contingent upon your making a valid election to continue group health benefits in accordance with COBRA, payment of the full premium under COBRA for you and your dependents for 12 months following such termination of employment. You acknowledge and agree that, in consideration for the provision of the payments and benefits set forth in this paragraph, you will be required to enter into a mutually agreeable noncompetition agreement with the Company for up to 24 months (as mutually agreed between you and the Company) following the Combination Effective Time. For purposes of this letter, “Good Reason” means your resignation from employment with the Company due to (i) the Company’s breach of your Employment Agreement, (ii) the Company’s reduction of your base salary, (iii) the failure of the Company to maintain your role as Chief Executive Officer of the Combined Company or (iv) a requirement that you report to a person or body other than the board of directors (or similar governing body) of the Combined Company; provided that any such event or circumstance shall only constitute Good Reason if (x) you provide notice of the circumstances giving rise to Good Reason to the Company within 30 days after you have knowledge of such circumstances, (y) the Company does not cure such circumstances within 30 days after receipt of such notice and (z) you resign from your employment within 30 days after the expiration of the cure period described in clause (y). Upon any termination of your employment with the Company, you will automatically resign from any director, officer, manager, committee member or any other positions that you then hold with the Company and its affiliates. No further action will be required by you or the Company or its affiliates to effectuate your resignation, although you agree to execute such confirmatory documentation as the Company or its affiliates may reasonably request.

The Employment Letter shall remain in effect in accordance with its terms (except as amended pursuant to this letter agreement). To the extent that the Combination is not consummated, or the Transaction Agreement is not entered into or is terminated, this letter agreement shall be null and void in ab initio. Sections 8 and 9 of your Employment Agreement are incorporated herein by reference. The parties intend for the payments and benefits under this letter to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner that complies with Section 409A, and this letter agreement will be interpreted in accordance with such intention. Each payment or benefit hereunder shall be construed as a separately identified payment for purposes of Section 409A. To the extent any payments hereunder are not exempt from Section 409A, any such amounts that are payable to you as a result of your termination of employment will not be paid until you have incurred a “separation from service” from the Company for purposes of Section 409A, and any amounts that would otherwise be paid or provided to you in the first six months following your separation from service will instead be paid on the first business day after the date that is six months following your separation from service (or death, if earlier).

Please indicate your agreement with this letter by countersigning this letter below and returning a copy to me.

Sincerely,
/s/ Paul Herendeen
Paul Herendeen
Chairman of the Board of Directors

Acknowledged and agreed:
/s/ Scott Hirsch
Scott Hirsch

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